UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

_________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 26, 2017

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NEXEON MEDSYSTEMS INC

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55655	81-0756622
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1910 Pacific Avenue, Suite 20000 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

844-919-9990

(Registrant’s telephone number, including area code)

1708 Jaggie Fox Way

Lexington, Kentucky 40511

(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

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Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President, Sales and Marketing

On June 20, 2017, the Board of Directors of Nexeon MedSystems Inc (the “Company”), appointed Daniel Powell to serve as the Vice President, Sales and Marketing of the Company effective as of June 26, 2017 (the “Effective Date”).

Daniel Powell, age 42, joined the company as Vice President, Sales and Marketing in June 2017.  Mr. Powell has over 20 years of experience working with advanced technology products, including 12 years in neuromodulation in various leadership roles for LivaNova (formerly Cyberonics, Inc.) and Abbott (formerly St. Jude Medical, Inc.).  Prior to medical devices, Mr. Powell held professional consulting roles at EDS and KPMG LLP.  Mr. Powell has deep expertise in medical device development and market development for neurological disorders including Parkinson’s, Essential Tremor, Dystonia, Major Depressive Disorder, OCD and Epilepsy.  From 2014 to 2016, Mr. Powell led global marketing for LivaNova’s flagship $315M VNS Epilepsy Therapy business. During Mr. Powell’s 2005 to 2014 tenure at St. Jude, he held key roles in the launch of DBS products in Europe, Australia, Latin America, and the Middle East, and led upstream marketing for all neurological implantable electronics.  Mr. Powell earned a BA in Accounting from Texas A&M University.

Offer of Employment

On June 20, 2017, the Board of Directors approved the terms of an offer of employment letter entered into between the Company and Mr. Powell on May 26, 2017 (the “Offer of Employment”).

Term of Employment. Mr. Powell’s employment is “at will,” meaning Mr. Powell can resign at any time with or without cause and the Company has the right to terminate his employment relationship with or without cause at any time, and the acceptance of the Offer of Employment, nor any other communication, either written or oral, will be construed as a contract of employment for any particular duration.

Compensation. The Offer of Employment provides that Mr. Powell will receive an annual base salary (“Base Salary”) of $175,000 from the Effective Date. Mr. Powell will also be eligible for a performance-based bonus of 20% of his annual Base Salary.

Confidentiality Agreement. As a condition of employment, Mr. Powell was required to sign an Employee Confidentiality Agreement, which includes confidentiality, assignment to the Company of his inventions during employment involving products, procedures or processes with which he is involved at the Company, and non-solicitation provisions.

Conflicting Obligations. As a further condition of employment, Mr. Powell warranted that he has no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on his ability to properly discharge his responsibilities to the Company or (ii) give rise to a third party claim to any intellectual property developed by the Company or by Mr. Powell on behalf of the Company during his employment with the Company.

Health Reimbursement Plan. Mr. Powell is eligible to participate in the Company’s Health Reimbursement Plan (“HRP”) and receive reimbursement through the HRP of up to $1,350.00 per month, which may be used for approved healthcare reimbursements such as health insurance premiums for Mr. Powell and his family.

Other Employee Benefits. Mr. Powell will be entitled to take up to 20 days vacation each calendar year. Mr. Powell shall be eligible to receive additional benefits as an employee of the Company as they become available.

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Stock Options. On June 26, 2017 (the “Grant Date”), Mr. Powell was granted an initial grant of 220,000 nontransferable incentive stock options to purchase shares of the Company’s Common Stock pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Option Shares”). The exercise price of all Option Shares is $1.25 per share and each option shall expire 36 months from the date of vesting. The Option Shares shall vest at the rate of 6,111 shares per month for a period of 35 months and 6,115 options shall vest in the 36th month. Vesting commences on the first day of the month following the Grant Date. Effective with the date that Mr. Powell ceases to be an employee of the Company, or one of its subsidiaries, all unvested options shall expire and be of no further force or effect.

The foregoing summary of the Offer of Employment, Confidentiality Agreement and Option Agreement does not purport to be a complete statement of the parties’ rights under such documents and is qualified in its entirety by the full text of the documents which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Offer of Employment between the Company and Daniel Powell
10.2	Confidentiality Agreement between the Company and Daniel Powell
10.3	Option Agreement between the Company and Daniel Powell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEON MEDSYSTEMS INC

	By:	/s/ Ronald Conquest
Date: June 28, 2017		Ronald Conquest
Executive Vice President of Finance

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